Exhibit 23.2

Consent of Deloitte & Touche LLP, Independent Auditors

We consent to the incorporation by reference in this Registration Statement of AmerisourceBergen Corporation on Form S-4 of our report dated November 1, 2000, (except for Note 17 as to which the date is December 20, 2000) appearing in the Annual Report on Form 10-K of Bergen Brunswig Corporation for the year ended September 30, 2000 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Costa Mesa, California

February 11, 2003